SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549

                          FORM 8-K

                       Current Report
           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

              Date of Report:  February 2, 2001
    (Date of Earliest Event Reported:  January 29, 2001)

                Commission File Number 1-7176

                      ________________


                     EL PASO CGP COMPANY
         (Formerly known as The Coastal Corporation)

          Delaware                             74-1734212
 (State of Other Jurisdiction                (I.R.S. Employer
of Incorporation or Organization)           Identification No.)

                     El Paso Energy Building
                      1001 Louisiana Street
                     Houston, Texas   77002
            (Address of  Principal Executive Offices)
                           (Zip Code)

 Registrant's Telephone Number, Including Area Code:  (713) 420-2131

                        Coastal Tower
            Nine Greenway Plaza, Houston, TX  77046-0995
           (Former Address, if Changed Since Last Report)

Item 1.   Change in Control of Registrant

     On January 29, 2001, we became a subsidiary of El Paso
Energy Corporation as a result of our merger with a wholly owned subsidiary of El Paso Energy.

     In the transaction, a subsidiary of El Paso Energy merged with and into us. We continued as the surviving corporation. The merger was effected in accordance with our agreement with El Paso Energy dated as of January 17, 2000 which is incorporated herein by reference.

     In the merger, El Paso Energy:

  * issued approximately 271 million shares of their common stock to our common stockholders valued at approximately $17 billion, based on our closing price per share of common stock on the New York Stock Exchange of $63.10 on January 29, 2001; and

  *  retained approximately $6 billion of our debt.

        The number of shares issued in the merger was determined pursuant to the merger agreement. In the merger, holders of our common stock and Class A common stock received 1.23 shares of El Paso Energy common stock for each outstanding common share; holders of our Series A and Series B convertible preferred stock received 9.133 shares of El Paso Energy common stock for each outstanding convertible preferred share; and holders of our Series C preferred stock received 17.98 shares of El Paso Energy common stock for each outstanding convertible preferred share. As a result of the merger, El Paso Energy owns 100 percent of our common equity.

    On January 30, 2001, we changed our name from "The
Coastal Corporation" to "El Paso CGP Company".

     El Paso Energy currently is engaged in a comprehensive review of our business and operations. Following the completion of this review, respective operations will be integrated, which will include consolidating and reengineering our facilities, reducing our workforce, and coordinating purchasing, sales and marketing activities.

Item 7.   Financial Statements and Exhibits

     (c)  Exhibits
          2.B   Agreement and Plan of Merger, dated January
            17, 2000, by and among El Paso, El Paso Merger
            Company and The Coastal Corporation (Exhibit 1 to Schedule 13D filed by El Paso on January
            26, 2000, File No. 5-55241).


     Pursuant to the requirements of the Securities Exchange
Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              EL PASO CGP COMPANY


February 2, 2001              By:  /s/ Jeffrey I.Beason
                                  _________________________
                                       Jeffrey I. Beason
                                     Senior Vice President
                                        and Controller
                                  (Chief Accounting Officer)